Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Holdings GP, L.P. Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673
FOR IMMEDIATE RELEASE

Alliance to Present at the 1st Annual Raymond James Coal Investors Conference

TULSA, OKLAHOMA, December 1, 2008 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) and Alliance Holdings GP, L.P. (NASDAQ: AHGP) today announced that Joseph W. Craft, III, President and Chief Executive Officer, will make a presentation at the 1st Annual Raymond James Coal Investors Conference in New York City at approximately 8:30 a.m. Eastern time on Thursday, December 4, 2008.

The audio portion of Mr. Craft’s presentation will be available via webcast at http://www.wsw.com/webcast/rj41/arlp/ and for replay for 30 days following the conference. The related presentation will also be available December 4, 2008 on both ARLP’s website (http://www.arlp.com) and AHGP’s website (http://www.ahgp.com) under “Investor Information” and “Investor Presentations.”

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States. ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. We are constructing mining complexes in Kentucky and West Virginia, and also operate a coal loading terminal on the Ohio River at Mt. Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, through which it holds a 1.98% general partner interest and the incentive distribution rights in ARLP. In addition, AHGP owns 15,544,169 common units of ARLP.

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News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com. For more information, contact the investor relations department of Alliance Holdings GP at (918) 295-1415 or via e-mail at investorrelations@ahgp.com.

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The statements and projections used throughout this release, and in the materials referenced herein, are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release and the materials referenced herein are forward-looking statements that involve risks and uncertainties that could cause actual results of Alliance Resource Partners, L.P. (“ARLP”) and, in turn, Alliance Holdings GP, L.P. to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and ARLP’s ability to respond to the competition; fluctuation in coal prices, which could adversely affect ARLP’s operating results and cash flows; risks associated with the expansion of ARLP’s operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; ARLP’s productivity levels and margins that ARLP earns on its coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining ARLP’s surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions and interpretations thereof, including but not limited to issues related to climate change; the impact from provisions of The Energy Policy Act of 2005; the impact from provisions of or changes in enforcement activities associated with the Mine Improvement and New Emergency Response Act of 2006 as well as any subsequent federal or state legislation or regulations; replacement of coal reserves; a loss or reduction of the direct or indirect benefits from certain state and federal tax credits; difficulty obtaining commercial property insurance, and risks associated with ARLP’s participation (excluding any applicable deductible) in the commercial insurance property program; and unavailability of financing resulting in unanticipated liquidity restraints.

Additional information concerning these and other factors can be found in Alliance Resource Partners, L.P.’s public periodic filings with the Securities and Exchange Commission (“SEC”), including Alliance Resource Partners, L.P.’s and Alliance Holdings GP, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008 and March 7, 2008, respectively with the SEC. Except as required by applicable securities laws, Alliance Resource Partners, L.P. and Alliance Holdings GP, L.P. do not intend to update their forward-looking statements.

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